CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Columbia Money Market Fund (formerly, Liberty Money Market Fund) (one of the portfolios constituting Columbia Funds Trust II (formerly, Liberty Funds Trust II)) in the Columbia Money Market Fund Class A, B and C Shares Prospectus and the Columbia Money Market Class Z Shares Prospectus and in the Introduction and under the caption "Independent Auditors of the Funds" in the Columbia Funds Trust II Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 2-66976) of our report dated August 19, 2003 on the financial statements and financial highlights of Columbia Money Market Fund included in the Annual Report dated June 30, 2003.




/s/Ernst & Young LLP
Boston, Massachusetts
October 27, 2003